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                                                  Contact:      Christopher Wyse
                                                                    616-923-3417
                                          christopher_j_wyse@email.whirlpool.com



              WHIRLPOOL CORPORATION ANNOUNCES SHARE REPURCHASE,
              RETENTION OF EMBRACO AND PLANS TO REDUCE CURRENCY
                        DEVALUATION EXPOSURE IN BRAZIL

     BENTON HARBOR, Mich. -- Mar. 1, 1999--Whirlpool Corporation (NYSE: WHR) today announced that its Board of Directors approved the repurchase of up to $250 million of the company's outstanding shares of common stock.

     Whirlpool also said it has concluded the review of strategic options for Empresa Brasileira de Compressores S.A. (Embraco), its hermetic compressor-manufacturing subsidiary headquartered in Joinville, Brazil, and is electing to retain the business.

     "Embraco is an extremely well-managed company," said David R. Whitwam, Whirlpool Chairman and CEO. "It has built a global leadership position, with sixty-five percent of sales exported out of Brazil and we expect it to benefit significantly from the new Brazilian currency exchange policy."

     Regarding the stock repurchase, Whitwam said, "Today our worldwide businesses are performing solidly. Because of this performance and our present operating strength, we expect our first quarter and full year operating profits to be at record levels, with projected double-digit increases. Both our North American and European businesses continue to improve on their strong 1998 performance levels. We believe our Asian business will have its second consecutive positive operating profit contribution for the first quarter and will be profitable for the full year."

     "Because of this strength," Whitwam explained, "we believe our stock remains an excellent value despite the near-term uncertainty surrounding the Brazilian currency devaluation and the potential profit impact on our major home

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Whirlpool Announces Share Repurchase -- add one
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appliance business in the Brazilian market."

     "Our Multibras home appliance business in Brazil continues to perform relatively well in this very challenging environment and we believe Embraco's operating profit levels will solidly exceed last year."

     In addition to the share repurchase, the company has plans in place to make a series of significant adjustments to its Brazilian balance sheet over the next 30 days in order to mitigate the exposure to fluctuations in the Brazilian currency to one-half of previous levels, thereby reducing future volatility and the potential for negative impact on its earnings resulting from currency devaluation.

     "The decision to repurchase our shares, which we believe are undervalued, and to reduce the potential impact of currency volatility in Brazil should serve to highlight the underlying strength of our businesses worldwide, as well as the continued performance improvements we are seeing in these businesses," added Whitwam. "While we are unable to predict the extent of the Brazilian currency devaluation and its impact on net earnings for the full year, we are confident in the strength of our global business and our ability to deliver solid increases in operating profit."

     Whirlpool common stock is listed on the New York and Chicago stock exchanges; currently there are approximately 76 million shares outstanding. Purchases will be made from time to time via open market and privately negotiated transactions, as the company deems appropriate.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.WhirlpoolCorp.com.
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